Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G with respect to the Class A common stock of Cabaletta Bio, Inc., par value $0.00001, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 14, 2020.

BOXER CAPITAL, LLC

By:	/s/ Aaron I. Davis
Name:	Aaron I. Davis
Title:	Chief Executive Officer

BOXER ASSET MANAGEMENT INC.

By:	/s/ Jason Callender
Name:	Jason Callender
Title:	Director

JOSEPH C. LEWIS

/s/ Joseph C. Lewis
Joseph C. Lewis, Individually

MVA INVESTORS, LLC

By:	/s/ Aaron I. Davis
Name:	Aaron I. Davis
Title:	Authorized Signatory

AARON I. DAVIS

/s/ Aaron I. Davis
Aaron I. Davis, Individually